American Century Growth Funds, Inc.
AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 3 TO MANAGEMENT AGREEMENT (“Agreement”) is effective as of the 1st day of August, 2018 (the “Effective Date”), by and between AMERICAN CENTURY GROWTH FUNDS, INC., a Maryland corporation (hereinafter called the “Company”), and AMERICAN CENTURY INVESTMENT MANAGEMENT, INC., a Delaware corporation (hereinafter called the “Investment Manager”).

WHEREAS, the Company and the Investment Manager are parties to a certain Management Agreement effective as of July 16, 2010, and amended effective December 1, 2016 and April 10, 2017 (“Agreement”);

WHEREAS, the parties hereto desire to enter into this Amendment to change the name of the series of shares titled Adaptive All Cap Fund to Adaptive Small Cap Fund; and

WHEREAS, the parties hereto desire to enter into this Amendment to reflect management fee changes for the Focused Dynamic Growth Fund.

NOW, THEREFORE, IN CONSIDERATION of the mutual promises and agreements herein contained, the parties agree as follows:

1.    Amendment of Schedule A. Schedule A to the Agreement is hereby amended by deleting it in its entirety and replacing it with the Schedule A attached hereto.

2.    Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the effectiveness of those provisions of the Agreement.

3.Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of page intentionally left blank; signature page to follow.]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective duly authorized officers as of the Effective Date.

AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.	AMERICAN CENTURY GROWTH FUNDS, INC.
/s/ Otis H. Cowan	/s/ Charles A. Etherington
Otis H. Cowan Vice President	Charles A. Etherington Senior Vice President

American Century Growth Funds, Inc.    Schedule A: Fee Schedules

Schedule A
Fee Schedules

Series	Investment Strategy Assets	Fee Schedule by Class
		Investor	I	Advisor	R	R6	R5
Adaptive Small Cap Fund	First $500 million	1.150%	0.950%	1.150%	1.150%	0.800%	0.950%
f/k/a Adaptive All Cap Fund	Next $500 million	1.100%	0.900%	1.100%	1.100%	0.750%	0.900%
	Next $4 billion	1.050%	0.850%	1.050%	1.050%	0.700%	0.850%
	Next $5 billion	1.040%	0.840%	1.040%	1.040%	0.690%	0.840%
	Next $5 billion	1.030%	0.830%	1.030%	1.030%	0.680%	0.830%
	Next $5 billion	1.020%	0.820%	1.020%	1.020%	0.670%	0.820%
	Next $5 billion	1.000%	0.800%	1.000%	1.000%	0.650%	0.800%
	Next $5 billion	0.950%	0.750%	0.950%	0.950%	0.600%	0.750%
	Over $30 billion	0.850%	0.650%	0.850%	0.850%	0.500%	0.650%
Focused Dynamic Growth Fund	First $1 billion	1.020%	0.820%	1.020%	1.020%	0.670%	n/a
	Next $4 billion	1.000%	0.800%	1.000%	1.000%	0.650%	n/a
	Next $5 billion	0.990%	0.790%	0.990%	0.990%	0.640%	n/a
	Next $5 billion	0.980%	0.780%	0.980%	0.980%	0.630%	n/a
	Next $5 billion	0.970%	0.770%	0.970%	0.970%	0.620%	n/a
	Next $5 billion	0.950%	0.750%	0.950%	0.950%	0.600%	n/a
	Next $5 billion	0.900%	0.700%	0.900%	0.900%	0.550%	n/a
	Over $30 billion	0.800%	0.600%	0.800%	0.800%	0.450%	n/a

A-1